Exhibit 4.2

FORM OF AWARD AGREEMENT

Under the 2008 Stock Incentive Plan

LeCroy Corporation (the “Company”), a Delaware corporation, hereby grants, effective as of DATE (“Grant Date”), to [NAME] (the “Awardee”) the right and option (the “Option”) to purchase up to [NUMBER] shares of its Common Stock, $0.01 par value, at a price of $[FMV] per share, subject to the following terms and conditions.

1. Relationship to Plan. The Option is granted pursuant to the Company’s 2008 Stock Incentive Plan, as amended (the “Plan”), and is in all respects subject to the terms and conditions of the Plan, a copy of which has been provided to the Awardee (the receipt of which the Awardee hereby acknowledges). Capitalized terms used and not otherwise defined in this Agreement are used as defined in the Plan. The Awardee hereby accepts the Option subject to all the terms and provisions of the Plan (including without limitation provisions relating to expiration and termination of the Option and adjustment of the number of shares subject to the Option and the exercise price therefor). The Awardee further agrees that all decisions under and interpretations of the Plan by the Company will be final, binding, and conclusive upon the Awardee and his or her successors, permitted assigns, heirs, and legal representatives.

2. Vesting. The Option will vest and become exercisable only as follows, provided, in each case, that the Awardee continues to be employed by the Company or a Subsidiary (as defined in the Plan) of the Company on each applicable vesting date:

Date	Number (or Percentage) of shares that shall become exercisable

3. Termination of Option. The Option will terminate on the earlier of (a) [DATE plus seven years] and (b) if the Awardee’s employment with the Company terminates for any reason, the applicable date determined from the following table:

	Reason for Termination of Employment	Option Termination Date
(i)	death of employee	Twelve months thereafter

(ii)	total and permanent disability of employee (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)	Twelve months thereafter

(iii)	termination of employment for any other reason	Ninety days thereafter

Military or sick leave will not be deemed a termination of employment provided that it does not exceed the longer of 90 days or the period during which the absent employee’s reemployment rights are guaranteed by statute or by contract.

4. “Lock-Up” Agreement. The Awardee agrees that upon the Company’s request at any time, whether before or after the exercise of the Option, the Awardee will enter into an agreement pursuant to which, if the Company deems it necessary or desirable to make any public offering of shares of Common Stock, then without the prior written consent of the Company or the managing underwriter, if any, of any such offering, the Awardee will not sell, make any short sale of, loan, grant any option for the purchase of, pledge, or otherwise encumber or otherwise dispose of any shares of Common Stock issued or issuable pursuant to the Option, during such period (not to exceed 210 days) commencing on the effective date of the registration statement relating to such offering as the Company may request.

5. Methods of Exercise. Except as may otherwise be agreed by the Awardee and the Company, the Option will be exercisable only by a written notice in form and substance acceptable to the Company, specifying the number of shares to be purchased and accompanied by payment in cash of the aggregate purchase price for the shares for which the Option is being exercised.

6. Characterization of Option for Tax Purposes. The Option is intended [intended/not intended] to qualify as an “incentive stock option” under the Internal Revenue Code of 1986, as amended and will have such tax treatment.

7. Compliance with Laws. The obligations of the Company to sell and deliver shares upon exercise of the Option are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board or the relevant committee of the Board. If so required by the Board or such committee, no shares shall be delivered upon the exercise of the Option until the Awardee has given the Company a satisfactory written statement that he is purchasing such shares for investment, and not with a view to the sale or distribution of any such shares, and with respect to such other matters as the Board may deem advisable in order to assure compliance with applicable securities laws. All shares issued upon exercise of the Option shall bear appropriate restrictive legends.

8. General. The Awardee may not transfer, assign, or encumber any of his or her rights under this Agreement without the prior written consent of the Company, and any attempt to do so will be void. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law). The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

IN WITNESS WHEREOF, the Company and the Awardee have executed and delivered this Agreement as an agreement under seal as of the Effective Date.

LeCROY CORPORATION

By:
Awardee